UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2010

FRANKLIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-09318	13-2670991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Franklin Parkway, San Mateo, California 94403

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 312-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On May 17, 2010, the Company issued a press release announcing the pricing of a public offering of $300 million aggregate principal amount of its 2.000% Notes due 2013 at an issue price of 99.823%, $250 million aggregate principal amount of its 3.125% Notes due 2015 at an issue price of 99.890% and $350 million aggregate principal amount of its 4.625% Notes due 2020 at an issue price of 99.889%. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additionally, the Company has a $420.0 million five-year revolving credit facility with certain banks and financial institutions that expires on June 9, 2010. There are currently no amounts outstanding, and the Company has never borrowed under this facility. The Company has decided, at present, not to renew this facility after considering the costs relative to the potential benefits of maintaining such a facility. The Company believes that it has sufficient sources of liquidity, including its existing cash and investments, the proceeds of the offering of the notes, its operating cash flow, commercial paper program, existing lines of credit, and possible future capital markets transactions, to fund its liquidity needs.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated May 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN RESOURCES, INC.

Date: May 17, 2010	By:	/s/ Kenneth A. Lewis
	Name:	Kenneth A. Lewis
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated May 17, 2010

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